Exhibit 99.1

GAN Reports Second Quarter 2024 Financial Results

Growth in B2B revenues coupled with continued cost rationalization leads to improved results

Expected timeline for completion of merger with SEGASAMMY remains on track for late 2024 or early 2025

Irvine, California | August 9, 2024: GAN Limited (NASDAQ: GAN) (the “Company” or “GAN”), a leading North American B2B technology provider of real money internet gaming solutions and a leading International B2C operator of Internet sports betting, today reported its unaudited financial results for the second quarter ended June 30, 2024.

Seamus McGill, GAN’s Chief Executive Officer, said “I’m very pleased with the continued operational progress the team is delivering. We achieved top-line revenue growth in the second quarter while reducing our operating expenses. We continue to operate the business more efficiently with a focus on improved profitability.

Mr. McGill added, “Looking ahead, our focus remains unchanged. We will continue to optimize our overall cost structure and roll-out product enhancements. We continue to work through the gaming regulatory requirements for our planned merger with SEGASAMMY and anticipate a successful closing in late 2024 or early 2025.”

Second Quarter 2024 Compared to Second Quarter 2023

●	Total revenue of $35.6 million increased 5% driven by an increase in the B2B segment.

●	B2B segment revenue was $13.0 million versus $9.9 million. The increase was primarily due to an expansion of our B2B offerings in the state of Nevada and the recognition of revenue related to the exit of a B2B partner in Michigan.

●	B2C segment revenue was $22.6 million versus $23.9 million. Growth in European markets driven by increased player activity was offset by reduced player activity in Latin America and lower margins resulting from unfavorable event outcomes.

●	Operating expenses were $25.1 million versus $32.8 million. The decrease was primarily attributable to the Company’s overall reduction of compensation costs and reduced headcount realized as part of ongoing cost saving initiatives, as well as lower depreciation and amortization expenses as a result of intangible assets fully amortizing in the prior year.

●	Net loss of $1.7 million versus $18.4 million, which was primarily due to increased revenues and decreased operating expenses. Additionally, the prior period included a loss on debt extinguishment of $8.8 million.

●	Total segment contribution was $25.3 million versus $24.3 million, which was driven by increased revenue in the B2B segment.

●	Adjusted EBITDA was $3.7 million versus $(2.0) million. The increase was driven by increased revenues and lower operating expenses resulting from the aforementioned factors.

●	Cash was $36.9 million as of June 30, 2024 versus $36.6 million as of March 31, 2024.

●	B2C Active Customers declined primarily driven by limited customer acquisition in Latin America.

●	B2B Gross Operator Revenue totaled $609.3 million versus $436.0 million in the prior year quarter, a 40% increase. The increase was driven primarily by organic growth in Pennsylvania, Michigan, New Jersey, Ontario and Connecticut.

GAN Limited
Key Financial Highlights
(Unaudited, in thousands unless otherwise specified)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenues
B2B	$12,990	$9,895	$25,341	$21,174
B2C	22,570	23,863	40,870	47,713
Total revenues	$35,560	$33,758	$66,211	$68,887

Profitability Measures
B2B segment contribution (1)	$10,779	$7,817	$21,049	$17,101
B2B segment contribution margin (1)	83.0%	79.0%	83.1%	80.8%
B2C segment contribution (1)	$14,537	$16,456	$25,595	$32,140
B2C segment contribution margin (1)	64.4%	69.0%	62.6%	67.4%
Net loss	$(1,731)	$(18,409)	$(5,891)	$(16,908)
Adjusted EBITDA (7)	$3,730	$(2,029)	$3,162	$(1,990)

Key Performance Indicators
B2B Gross Operator Revenue (2) (in millions)	$609.3	$436.0	$1,241.3	$858.8
B2B Take Rate (3)	2.1%	2.3%	2.0%	2.5%
B2C Active Customers (in thousands) (4)	237	257	328	359
B2C Marketing Spend Ratio (5)	23%	20%	23%	21%
B2C Sports Margin (6)	8.7%	8.5%	7.1%	7.7%

SEGASAMMY Transaction

The merger has been approved by GAN shareholders at a special general meeting of its shareholders and received clearance from the Committee on Foreign Investment in the U.S. (CFIUS). The gaming regulatory approval process continues to proceed pursuant to regulatory requirements and the transaction is expected to close, subject to customary closing conditions, in late 2024 or early 2025.

Conference Call Details

Due to the expected merger of the Company with SEGASAMMY, GAN will not be hosting a conference call in conjunction with its second quarter 2024 earnings release.

About GAN Limited

GAN is a leading business-to-business supplier of internet gambling software-as-a-service solutions predominantly to the U.S. land-based casino industry and is a market-leading business-to-consumer operator of proprietary online sports betting technology internationally with market leadership positions in selected European and Latin American markets. In its B2B segment, GAN has developed a proprietary internet gambling enterprise software system, GameSTACK, which it licenses to land-based U.S. casino operators as a turnkey technology solution for regulated real money internet gambling, encompassing internet gaming, internet sports betting and social casino gaming branded as Simulated Gaming.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding the Company’s anticipated trends in revenues (including new customer launches) and operating expenses, the anticipated improvement in profitability, expectations that it will meet all closing conditions or successfully close its planned merger with SEGASAMMY, as well as statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “forecast,” “estimate,” “may,” “should,” “anticipate” and similar statements of a future or forward-looking nature. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements including those risks detailed under “Risk Factors” in our Annual Report on Form 10-K and subsequent periodic reports. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update or revise any forward-looking statements for any reason, except as required by law.

Key Performance Indicators and Non-GAAP Financial Measures

This release uses certain non-GAAP financial measures as defined in Securities and Exchange Commission rules. The Company reports financial results in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and also communicates with investors using certain non-GAAP financial measures. These non-GAAP financial measures are not in accordance with, nor are they a substitute for or superior to, the comparable U.S. GAAP financial measures. These non-GAAP financial measures are intended to supplement the presentation of the Company’s financial results that are prepared in accordance with U.S. GAAP.

(1) The Company excludes depreciation and amortization in certain segment calculations.

(2) The Company defines B2B Gross Operator Revenue as the sum of its B2B corporate customers’ gross revenue from virtual simulated gaming (SIM), gross gaming revenue from RMiG, and gross sports wins from sportsbook offerings. B2B Gross Operator Revenue, which is not comparable to financial information presented in conformity with U.S. GAAP, gives management and users of our financial statements an indication of the extent of transactions processed through the Company’s B2B corporate customers’ platforms and allows management to understand the extent of activity that the Company’s platform is processing.

(3) The Company defines B2B Take Rate as a quotient of B2B segment revenue retained by the Company over the total Gross Operator Revenue generated by our B2B corporate customers. The B2B Take Rate gives management and users of our financial statements an indication of the impact of the statutory terms and the efficiency of the commercial terms on the business.

(4) The Company defines B2C Active Customers as a user that places a wager during the period. This metric allows management to monitor the customer segmentation, growth drivers, and ultimately creates opportunities to identify and add value to the user experience. This metric allows management and users of the financial statements to measure the platform traffic and track related trends.

(5) The Company defines B2C Marketing Spend Ratio as the total B2C direct marketing expense for the period divided by the total B2C revenues. This metric allows management to measure the success of marketing costs during a given period. Additionally, this metric allows management to compare across jurisdictions and other subsets, as an additional indication of return on marketing investment.

(6) The Company defines B2C Sports Margin as the ratio of wagers minus winnings to total amount wagered, adjusted for open wagers at period end. Sports betting involves a user placing a bet on the outcome of a sporting event with the chance to win a pre-determined amount, often referred to as fixed odds. Our B2C sportsbook revenue is generated by setting odds that are intended to provide a built-in theoretical margin in each sports bet offered to our users. This metric allows management to measure sportsbook performance against its expected outcome.

(7) Management uses the non-GAAP measure of Adjusted EBITDA to measure its financial performance. Specifically, it uses Adjusted EBITDA (i) as a measure to compare its operating performance from period to period, as it removes the effect of items not directly resulting from core operations, and (ii) as a means of assessing its core business performance against others in the industry, because it eliminates some of the effects that are generated by differences in capital structure, depreciation, tax effects and unusual and infrequent events. The Company defines Adjusted EBITDA as net loss before interest expense (income), net, income tax expense (benefit), depreciation and amortization, impairments, extraordinary gains or losses, share-based compensation expense and related expense, transaction costs, and other items which the Board of Directors considers to be infrequent or unusual in nature. A reconciliation of Adjusted EBITDA to Net Income (the most closely aligned measure under U.S. GAAP) is included in the tables at the end of this release. The presentation of Adjusted EBITDA is not intended to be used in isolation or as a substitute for any measure prepared in accordance with U.S. GAAP and Adjusted EBITDA may exclude financial information that some investors may consider important in evaluating the Company’s performance. Because Adjusted EBITDA is not a U.S. GAAP measure, the way the Company defines Adjusted EBITDA may not be comparable to similarly titled measures used by other companies in the industry.

Investor Contacts:

GAN Robert Shore Vice President, Investor Relations & Capital Markets (610) 812-3519 rshore@GAN.com	Alpha IR Group Ryan Coleman or Davis Snyder (312) 445-2870 GAN@alpha-ir.com

GAN Limited
Consolidated Statements of Operations (Unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023

Revenue	$35,560	$33,758	$66,211	$68,887

Operating costs and expenses
Cost of revenue(1)	10,244	9,485	19,567	19,646
Sales and marketing	7,056	7,324	13,073	14,508
Product and technology	8,137	11,238	17,753	20,816
General and administrative(1)	7,980	10,029	15,139	20,035
Depreciation and amortization	1,914	4,243	3,753	8,444
Total operating costs and expenses	35,331	42,319	69,285	83,449
Operating income (loss)	229	(8,561)	(3,074)	(14,562)
Interest expense, net	1,157	905	2,289	2,621
Other loss (income), net	27	8,358	1	(934)
Loss before income taxes	(955)	(17,824)	(5,364)	(16,249)
Income tax expense	776	585	527	659
Net loss	$(1,731)	$(18,409)	$(5,891)	$(16,908)

Loss per share, basic and diluted	$(0.04)	$(0.42)	$(0.13)	$(0.39)
Weighted average ordinary shares outstanding, basic and diluted	45,390,559	44,147,701	45,262,413	43,568,197

(1) Excludes depreciation and amortization expense

GAN Limited
Segment Revenue and Gross Profit (Unaudited)
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenue
B2B
Platform and content license fees	$8,700	$7,243	$18,371	$15,870
Development services and other	4,290	2,652	6,970	5,304
Total B2B revenue	12,990	9,895	25,341	21,174

B2C
Gaming	22,570	23,863	40,870	47,713
Total B2C revenue	22,570	23,863	40,870	47,713

Total revenue	$35,560	$33,758	$66,211	$68,887

Gross Profit
B2B
Revenue	$12,990	$9,895	$25,341	$21,174
Cost of revenue (1)	2,211	2,078	4,292	4,073
B2B segment contribution	10,779	7,817	21,049	17,101
B2B segment contribution margin	83.0%	79.0%	83.1%	80.8%

B2C
Revenue	22,570	23,863	40,870	47,713
Cost of revenue (1)	8,033	7,407	15,275	15,573
B2C segment contribution	14,537	16,456	25,595	32,140
B2C segment contribution margin	64.4%	69.0%	62.6%	67.4%

Total segment contribution	$25,316	$24,273	$46,644	$49,241
Total segment contribution margin	71.2%	71.9%	70.4%	71.5%

(1) Excludes depreciation and amortization expense

GAN Limited
Revenue by Geography (Unaudited)
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenue by geography *
United States	$10,454	$7,296	$19,546	$15,812
Europe	14,120	12,107	25,728	24,784
Latin America	8,204	12,388	15,100	23,658
Rest of the world	2,782	1,967	5,837	4,633
Total	$35,560	$33,758	$66,211	$68,887

* Revenue is segmented based on the location of the Company’s customer.

GAN Limited
Adjusted EBITDA (Unaudited)
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023

Net (loss) income	$(1,731)	$(18,409)	$(5,891)	$(16,908)
Income tax (benefit) expense	776	585	527	659
Interest expense, net	1,157	905	2,289	2,621
Gain on amendment of Content Licensing Agreement	—	(427)	—	(9,719)
Loss on debt extinguishment	—	8,784	—	8,784
Revaluation of contingent liability	—	221	—	221
Depreciation and amortization	1,914	4,243	3,753	8,444
Share-based compensation and related expense	870	2,069	1,740	3,908
Transaction related costs	744	—	744	—
Adjusted EBITDA	$3,730	$(2,029)	$3,162	$(1,990)

GAN Limited
Historical Sports Margin (Unaudited)

	Three Months Ended,
	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023

Sports Margin
Actual sports margin	8.7%	5.7%	6.5%	6.0%